Exhibit 10.1
Broadcom Inc.
(the “Company”)

Policy on Acceleration of Executive Staff
Equity Awards in the Event of Permanent Disability

June 2, 2021

This policy (the “Policy”) applies in the event of the Permanent Disability (as defined below) of (i) any officer of the Company, as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (each, an “Officer”), and (ii) any member of the Executive Staff of the Chief Executive Officer of the Company (the “CEO”), as determined by the CEO from time to time (such persons together with the Officers, the “Covered Executives”). This Policy shall be effective as of the date first written above.

The Board of Directors of the Company (the “Board”) believes that it is important to provide Covered Executives with certain benefits relating to their outstanding equity and equity-linked awards, as set forth below, upon his or her termination of service to the Company and its subsidiaries (collectively, “Broadcom”) due to Permanent Disability, to enhance Covered Executives’ financial security and thereby providing incentive and encouragement to remain with Broadcom notwithstanding the possibility of such an event.

In the event an employee of Broadcom experiences a Covered Termination (as defined below) at a time when he or she is a Covered Executive, each outstanding and unvested Eligible Award (as defined below) shall automatically become vested as of the Termination Date (as defined below) and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of that number of unvested shares of Company common stock underlying such Eligible Award as of the Termination Date; provided that the performance criteria of any Select Performance-Based Awards (as defined below) shall be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions of such Select Performance-Based Awards shall be deemed to have been met with respect to the entire performance period (and not pro rata) as of the Termination Date (disregarding and not applying any provision that would allow the Covered

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Employee to earn shares of Company common stock that were not earned in a prior performance period).

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Termination” means the termination of Covered Executive’s employment with Broadcom because of Covered Executive’s Permanent Disability, in each case, to the extent necessary, that constitutes a Separation from Service (as defined below).

“Eligible Award” means each Company equity and equity-linked award or any portion thereof that is held by a Covered Executive as of the Termination Date and (i) vests solely based on continued service (including, without limitation, time-based stock options, restricted stock unit awards, performance-based stock options for which the performance criteria has been met as of the Termination Date and performance-based restricted stock unit awards for which the performance criteria has been met as of the Termination Date) or (ii) is a Select Performance-Based Award; provided that any such award described in clause (i) or clause (ii) above with a Vesting Base Date (as defined in the agreement evidencing the award) shall be deemed an Eligible Award only if the Termination Date occurs on or after the Vesting Base Date.

“Permanent Disability” means the Covered Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Select Performance-Based Award” means unvested performance-based stock options and unvested performance-based restricted stock unit awards or any portion thereof for which the performance period has started but has not ended as of the Termination Date that are held by a Covered Executive as of the Termination Date.

“Termination Date” means the date Covered Executive experiences a Covered Termination.

Notwithstanding any provision to the contrary in this Policy, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be payable pursuant to this Policy unless Covered Executive’s termination of

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employment constitutes a “separation from service” with Broadcom within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided in the following paragraph, any such amount shall be paid or distributed on the sixtieth (60th) day following the Covered Executive’s Separation from Service.

If the Covered Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Covered Executive is entitled under this Policy is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Covered Executive’s benefits shall not be provided to Covered Executive (or such Covered Executive’s heirs, executors, legatees, administrators or successors, as applicable) prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Covered Executive’s Separation from Service or (b) the date of Covered Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid or distributed in a single lump sum to Covered Executive.

Each Covered Executive’s employment with Broadcom is and shall continue to be “at-will,” as defined under applicable law.

The benefits provided under this Policy are intended to be additive to any benefits a Covered Executive becomes entitled to under any other policy, program, plan or agreement, notwithstanding any language therein to the contrary, unless the provision of benefits hereunder is deemed by the Board or the Compensation Committee, as applicable, to be duplicative. Any determination of the Board or the Compensation Committee, as applicable, shall be conclusive and binding on the Company and the applicable Covered Executive.

This Policy shall be administered by the Compensation Committee with respect to Covered Executives other than the CEO and by the Board with respect to the CEO. The determination of the Board or the Compensation Committee, as applicable, need not be uniform with respect to one or more Covered Executives.

The Policy will be governed by and construed in accordance with the laws of the State of California.

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The Board or the Compensation Committee may amend, repeal or replace the Policy in whole or part at any time; provided, however, to the extent any such amendment or replacement materially increases the benefit provided to the CEO hereunder, such amendment or replacement shall be approved by the Board.

Policy Effective: June 2, 2021

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